Exhibit 99.1

InnerWorkings Promotes Eric D. Belcher to Chief Operating Officer

Chicago, IL, December 20, 2006 – InnerWorkings, Inc. (Nasdaq: INWK), a leading provider of print procurement solutions to corporate clients in the United States, today announced that Eric D. Belcher has been promoted to Chief Operating Officer.

“Eric has played a key role in our impressive organic growth, completed and integrated several important acquisitions and significantly improved our operations,” said Steven E. Zuccarini, Chief Executive Officer of InnerWorkings. “I am delighted that his strong customer focus, proven leadership and business insights will continue to benefit our organization.”

Mr. Belcher joined InnerWorkings in June 2005 as Executive Vice President, Operations, where he has been responsible for overseeing all service delivery functions, supply chain management and InnerWorkings’ certified supplier network.

Previously, Mr. Belcher was Chief Operating Officer for MAN Roland Inc., where he oversaw sheetfed operations throughout North America. Prior to assuming that post, he served as Chief Financial Officer.

Mr. Belcher joined MAN Roland in 2001 after serving as a Senior Manager at Marakon Associates, an international management-consulting firm that assisted major corporations in developing business strategies to maximize growth and profit potential.

Mr. Belcher holds an MBA from the University of Chicago’s Graduate School of Business and a Bachelor’s degree from Bucknell University in Lewisburg, Pennsylvania.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. is a leading provider of print procurement solutions to corporate clients in the United States. InnerWorkings creates a competitive bid process to procure, purchase and deliver printed products as part of a comprehensive outsourced enterprise solution and in individual transactions. InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” sections of the prospectus and Form 10-Q we recently filed with the SEC.

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FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@iwprint.com